Exhibit 15.1

Submission of Matters to a Vote of Security Holders

We held our Annual General Meeting of Shareholders on June 20, 2007. At the meeting, our shareholders voted on the following six proposals and cast their votes as follows:

Proposal 1: To approve our Fiscal Year 2007 annual report and financial statements:

For	Against	Abstain
56,406,003	97,773	331,402
99.25%	0.17%	0.58%

Proposal 2: To approve that no dividend be distributed for Fiscal Year 2007:

For	Against	Abstain
54,387,690	2,331,763	115,485
95.70%	4.10%	0.20%

Proposal 3: To approve an amendment to the articles of incorporation to delete the mandatory closing of the share register prior to a meeting of shareholders:

For	Against	Abstain
55,017,192	258,417	229,264
99.11%	0.47%	0.42%

Proposal 4: To discharge members of the Board of Directors from liability for their activities during Fiscal Year 2007:

For	Against	Abstain
45,349,696	141,094	335,318
98.96%	0.31%	0.73%

Proposal 5: To elect the following nominees as directors for 3-year terms:

Nominee	For	Against	Abstain
Sally Davis	56,408,652	104,137	321,799
	99.25%	0.18%	0.57%
Robert Malcolm	54,883,114	1,492,131	388,148
	96.69%	2.63%	0.68%
Monika Ribar	56,362,758	87,715	375,015
	99.19%	0.15%	0.66%
Guerrino De Luca	56,454,303	144,809	216,856
	99.37%	0.25%	0.38%
Daniel Borel	56,533,185	123,482	175,946
	99.47%	0.22%	0.31%

The 3-year terms of office of Logitech directors Gary Bengier, Matthew Bousquette, Erh-Hsun Chang and Kee-Lock Chua continued after the meeting.

Proposal 6: To elect PricewaterhouseCoopers S.A. as our independent registered public accounting firm for the fiscal year ending March 31, 2008:

For	Against	Abstain
55,163,902	1,428,641	228,355
97.08%	2.52%	0.40%